Exhibit 10.3(a)

AMENDMENT NO. 1
TO THE
LINKWELL CORPORATION
2005 EQUITY COMPENSATION PLAN

THIS AMENDMENT NO. 1 to the Linkwell Corporation (the “Company”) 2005 Equity Compensation Plan (the “Plan”) amends the Plan as set forth below effective as of February 28, 2008. All capitalized terms not specifically defined in this Amendment shall have the meanings provided to them in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The first sentence of Section 3.1 of the Plan is hereby amended in its entirety to read as follows:

“The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 15,000,000 shares.”

2.	Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.